Notice of Guaranteed Delivery

For Payment for Shares of Common Stock

The Gabelli Multimedia Trust Inc.

Subscribed for Via the Primary Subscription

and the Over-Subscription Privilege

As set forth in the Prospectus Supplement for this rights offering, this form or one substantially equivalent hereto may be used as a means of effecting subscription for all shares of the Fund’s common stock (the “Shares”) subscribed for via the Primary Subscription and the Over-Subscription Privilege. Such form may be delivered by first class mail, express mail or overnight courier or sent by facsimile to the Subscription Agent.

THE SUBSCRIPTION AGENT IS:

BY MAIL:	BY EXPRESS MAIL OR OVERNIGHT COURIER:	BY FACSIMILE:

Computershare Trust Company, N.A. Corporate Actions Voluntary Offer P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, Massachusetts 02021	(617) 360-6810

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION OF INSTRUCTIONS VIA A TELECOPY FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.

Telephone number to confirm receipt: (781) 575-2332.

The New York Stock Exchange member firm or bank or trust company which completes this form must communicate this guarantee and the number of Shares subscribed for in connection with this guarantee (separately disclosed as to the Primary Subscription and the Over-Subscription Privilege) to the Subscription Agent and must deliver prior to 5:00 p.m. Eastern Time, on the Expiration Date of July 18, 2014, (a) this Notice of Guaranteed Delivery, to the Subscription Agent, guaranteeing delivery of all subscribed Shares; (b) a properly completed and signed copy of the Subscription Certificate; and (c) payment of the full Subscription Price for the Shares subscribed for. Failure to do so will result in a forfeiture of the Rights.

GUARANTEE

The undersigned, a member firm of the New York Stock Exchange or a bank or trust company having an office or correspondent in the United States, guarantees delivery to the Subscription Agent by no later than 5:00 p.m., Eastern Time, on July 18, 2014, of payment of the full Subscription Price for Shares subscribed for in the Primary Subscription and for any additional Shares subscribed for pursuant to the Over-Subscription Privilege in the manner described on the other side of this form.

BROKER ASSIGNED CONTROL #

THE GABELLI MULTIMEDIA TRUST INC.

1. Primary Subscription	Number of Rights to be exercised	Number of Primary Shares requested for which you are guaranteeing delivery of Rights and Payment	Payment to be made in connection with Primary Shares

	Rights	Shares	$

2. Over-Subscription	Not applicable	Number of Over-Subscription Shares requested for which you are guaranteeing payment	Payment to be made in connection with Over-Subscription Shares

		Shares	$

3. Totals	Total Number of Rights Exercised	Total Number of Shares Requested

	Rights	Shares	$ Total Payment

Method of delivery (circle one):

A. Through DTC

B. Direct to Computershare Trust Company, N.A., as Subscription Agent.

Please reference below the registration of the Rights to be delivered.

PLEASE ASSIGN A UNIQUE CONTROL NUMBER FOR EACH GUARANTEE SUBMITTED. This number needs to be referenced on any direct delivery of Rights or any delivery through DTC.

Name of Firm
Authorized Signature

DTC Participant Number	Title

Address	Name (Please Type or Print)

Zip Code	Phone Number

Contact Name	Date